Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR END 2014
Continued New Customer Wins and Revenue Diversification;
Extending Capabilities and Customer Base with Acquisitions;
Return to Sequential Growth Expected in First Quarter of Fiscal 2015
Spokane Valley, WA— August 19, 2014 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months and full year ended June 28, 2014. The results were in line with previously announced preliminary results.
For the fourth quarter of fiscal year 2014, Key Tronic reported total revenue of $72.1 million, compared to $84.6 million in the same period of fiscal year 2013. For the full year of fiscal year 2014, total revenue was $305.4 million, compared to $361.0 million for fiscal year 2013.
Net income for the fourth quarter of fiscal year 2014 was $1.4 million or $0.12 per diluted share, compared to $2.4 million or $0.21 per diluted share for the same period of fiscal year 2013. For the full year of fiscal year 2014, net income was $7.6 million or $0.67 per diluted share, compared to $12.6 million or $1.12 per diluted share for the same period of fiscal year 2013.
For the fourth quarter of fiscal year 2014, gross margin was 9% and operating margin was 3%, compared to 9% and 4%, respectively, in the same period of fiscal year 2013. For the full year of fiscal year 2014, gross margin was 9% and operating margin was 3%, compared to 10% and 5%, respectively, for fiscal year 2013.
In addition, Key Tronic recently announced that it has signed a letter of intent to acquire CDR Manufacturing, Inc. (dba Ayrshire Electronics) for $46.9 million in cash. CDR has annual revenue of approximately $120 million and provides printed circuit board assembly and other EMS services to a diversified customer base, including a number of large multi-national companies. The acquisition, if consummated, is expected to be immediately accretive to earnings.
“While fiscal 2014 was a challenging year with respect to our total revenue, we continued to make significant progress in ramping up our new programs, expanding our customer base and extending our capabilities,” said Craig Gates, President and Chief Executive Officer. “Throughout the year, our revenue was impacted by slowdowns and delays from certain longstanding customers. At the same time, we saw the continued ramp up of our new programs, while maintaining operating efficiencies and a strong balance sheet.
“We continue to see a robust pipeline of potential new business and have further diversified our future revenue base during the fourth quarter by winning new customer programs involving healthcare, fitness, HVAC, and gaming products. At the end of the fourth quarter of fiscal 2014, we were generating revenue from 196 separate programs and had 59 distinct customers, up from 183 programs and 56 customers a year ago. Our recent acquisition and successful integration of Sabre Manufacturing has also generated strong interest in our expanded capabilities across our combined customer base.
“Moving into the first quarter of fiscal 2015, our new customer programs continue to steadily ramp up and we expect to see renewed sequential growth. Furthermore, our planned acquisition of CDR Manufacturing, if consummated, will represent a major step forward for Key Tronic, significantly growing our revenue and extending our capabilities and customer base worldwide.”

Business Outlook
Excluding the potential impact of the planned acquisition of CDR manufacturing in fiscal year 2015, the Company expects to report revenue in the range of $76 million to $82 million for the first quarter of fiscal year 2015, and earnings in the range of $0.13 to $0.20 per diluted share. The expected earnings range assumes an effective tax rate of 32%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-505-4368 or +1-719-325-2428 (Access Code: 6210081). A replay will be available by calling 888-203-1112 or +1 719-457-0820 (Access Code: 6210081). A replay will also be available on the Company's Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as 'aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets' or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2015 and the planned acquisition of CDR Manufacturing. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers' forecasts; success of customers' programs; timing of new programs; success of new-product introductions; completion of the Company’s due diligence in connection with the planned CDR Manufacturing transaction to the Company's satisfaction, completion of financing arrangements with respect to the transaction on terms that are acceptable to the Company, successful negotiation and execution of definitive agreements with respect to the transaction and satisfaction of other conditions to the Company's obligation to consummate the transaction; other acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company's SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales	$72,127	$84,615	$305,394	$361,033
Cost of sales	65,452	76,934	278,540	326,521
Gross profit	6,675	7,681	26,854	34,512
Research, development and engineering expenses	1,406	1,352	5,586	5,156
Selling, general and administrative expenses	2,999	2,824	11,964	11,230
Total operating expenses	4,405	4,176	17,550	16,386
Operating income	2,270	3,505	9,304	18,126
Interest expense, net	31	25	81	271
Income before income taxes	2,239	3,480	9,223	17,855
Income tax provision	859	1,083	1,610	5,272
Net income	$1,380	$2,397	$7,613	$12,583
Net income per share — Basic	$0.13	$0.23	$0.72	$1.20
Weighted average shares outstanding — Basic	10,541	10,495	10,528	10,490
Net income per share — Diluted	$0.12	$0.21	$0.67	$1.12
Weighted average shares outstanding — Diluted	11,346	11,323	11,358	11,252

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 28, 2014	June 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,803	$10,819
Trade receivables, net	40,683	47,009
Inventories	55,634	44,664
Deferred income tax asset	935	1,767
Other	12,308	7,508
Total current assets	115,363	111,767
Property, plant and equipment, net	23,596	17,911
Other assets:
Deferred income tax asset	3,325	3,179
Other	2,712	2,273
Goodwill	1,740	—
Other intangible assets	2,070	—
Total other assets	9,847	5,452
Total assets	$148,806	$135,130
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,459	$26,400
Accrued compensation and vacation	7,562	7,413
Current portion of other long-term obligations	—	576
Other	4,293	3,551
Total current liabilities	44,314	37,940
Long-term liabilities:
Deferred income tax liability	270	1,585
Other long-term obligations	577	1,445
Total long-term liabilities	847	3,030
Total liabilities	45,161	40,970
Shareholders' equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,547 and 10,502 shares, respectively	44,151	43,369
Retained earnings	57,091	49,478
Accumulated other comprehensive income	2,403	1,313
Total shareholders' equity	103,645	94,160
Total liabilities and shareholders’ equity	$148,806	$135,130

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